EXHIBIT 99.1

CONTACT INFORMATION:

Investors and Media

Julie D. Tracy

Vice President, Investor Relations and Corporate Marketing

408-548-6687

jtracy@kyphon.com

Kyphon Signs Definitive Agreements to Acquire

All Spine-Related Assets of Disc-O-Tech Medical Technologies

Agreements Expected to Establish New Product Platform in Minimally Invasive

Fusion and Add Complementary Technology to VCF Treatment Franchise

SUNNYVALE, Calif., December 20, 2006 (PR NEWSWIRE) — Kyphon Inc. (Nasdaq: KYPH), announced today that it has signed two definitive agreements (the “Transactions”) to acquire all of the spine-related product assets and associated intellectual property rights of Disc-O-Tech Medical Technologies, Ltd., a privately held Israeli company, and its U.S. subsidiary (collectively “Disc-O-Tech”). Kyphon’s agreements with Disc-O-Tech are subject to governmental regulatory review in the U.S. and other customary closing conditions, and Kyphon presently anticipates being able to close on both transactions in 2007.

Disc-O-Tech’s portfolio includes several innovative products and associated intellectual property rights for performing minimally invasive spine procedures. The first transaction concerns the B-Twin Expandable Spinal System, which is an expandable interbody device for minimally invasive fusion in patients with degenerative disc disease in the lumbar and cervical spine and which is CE marked in Europe but not approved for use in the U.S., and the SKy Bone Expander System, which is available only outside the U.S. for use in the treatment of vertebral compression fractures (“VCFs”). The second transaction concerns Disc-O-Tech’s Confidence Cement System and should enable Kyphon to offer to its customers in the U.S. and abroad another VCF treatment option depending on a patient’s individual needs and a clinician’s goals for his or her patients. The technologies subject to these Transactions thus promise to further extend Kyphon’s minimally invasive spine franchise beyond its present technologies for the treatment of VCFs and to diagnose the source of low back pain.

Under the terms of the agreements, Kyphon will pay Disc-O-Tech $60 million upon execution of the definitive agreements and another $40 million upon the earlier of either closing of the agreement concerning acquisition of the B-Twin and SKy Bone assets or February 1, 2007. A total of another $120 million in three equal annual installments will be paid beginning in January 2008 for Disc-O-Tech’s Confidence System assets under the second agreement. An additional $20 million in contingent payments may also be paid based on the development of further technologies. Kyphon will finance the upfront payments due under the definitive agreements with cash on hand and an already established escrow.

Kyphon expects to incur an estimated pre-tax charge of approximately $30 to $40 million for in-process research and development (IPR&D) in 2007 associated with the Transactions. Although the company has not finalized the purchase price allocations and thus cannot yet assess the exact impact on 2007 GAAP earnings, Kyphon anticipates that the Transactions will be significantly dilutive to 2007 GAAP earnings due to the expected level of transactions-related intangible amortization and the fact that the IPR&D charge will not be tax-deductible.

Excluding the impact of the non-cash IPR&D charge, Kyphon expects the Transactions in their entirety to be approximately $0.12 to $0.17 dilutive to pro forma, non-GAAP earnings per share in 2007 due primarily to the amortization of intangibles. Excluding both the non-cash IPR&D charge and the non-cash amortization of intangibles, the company anticipates the Transactions to be $0.03 to $0.07 dilutive to pro forma, non-GAAP earnings per share in 2007. In 2008, Kyphon anticipates the Transactions will be slightly dilutive to GAAP earnings per share, and slightly accretive to pro forma, non-GAAP earnings per share. In 2009 and thereafter, the company expects the Transactions will be accretive.

“Disc-O-Tech’s innovative B-Twin Expandable Spinal System and related intellectual property assets will permit Kyphon to further serve the fast-growing industry segment focused on minimally invasive treatment of degenerative disc disease,” said Richard Mott, president and chief executive officer of Kyphon. “Subject to receipt of appropriate regulatory clearances, the acquired VCF products also promise to expand our capabilities to offer clinicians a broad suite of fracture management and repair options both in our established markets as well as providing opportunities to access more cost-sensitive emerging markets. With these asset acquisitions, coupled with the recently announced definitive agreement to acquire St. Francis Medical Technologies and the X-STOP® Interspinous Process Decompression System, we have established two new platforms for continued growth in minimally invasive spinal therapies while bolstering our core VCF fixation franchise,” concluded Mott.

“We are pleased to be able to couple our unique technology platforms with Kyphon’s strong sales channel resources to provide spine specialists with less invasive treatment options for their patients,” said Motti Beyar, president and chief executive officer of Disc-O-Tech Medical Technologies. “Kyphon is the ideal partner to maximize the potential of our innovative portfolio as they share our commitment to bringing advanced spinal therapy technologies to the clinician and patient communities.”

Transactions Expected to Establish New Growth Platform in Minimally Invasive Fusion

The B-Twin Expandable Spinal System is the first interbody device suitable for percutaneous stabilization of the lumbar and cervical spine during a fusion procedure.

The B-Twin technology can be used in both stand-alone and “360” motion segment stabilization procedures; both procedures may be performed minimally invasively using only posterior access to the interbody space. Although the B-Twin technology is only available outside the U.S., Kyphon is evaluating product development and regulatory path strategies for the U.S. market.

The minimally invasive, low-profile nature of the B-Twin technology platform is representative of a growing number of technologies that offer advantages over traditional technologies, such as less blood loss, reduced tissue and muscle trauma, lowered risk of neurological damage and infection, and shorter procedure and recovery time. To date, over 13,000 B-Twin devices have been implanted and preliminary data published in the clinical literature demonstrate improvements in back pain and function.

Back pain affects four out of five Americans at some point in their lives, with more than 150,000 lumbar and nearly 200,000 cervical spinal fusions performed each year to treat common spinal conditions such as degenerative disc disease and spondylolisthesis (misaligned vertebrae). In January 2006, Kyphon announced its acquisition of InnoSpine, Inc., which led to a limited U.S. launch of the Discyphor™ catheter used during the Functional Anaesthetic Discography™ procedure to diagnose the source of low back pain. In December 2006, Kyphon announced its execution of a definitive agreement to acquire St. Francis Medical Technologies, Inc., which manufactures the X STOP® Interspinous Process Decompression (IPD®) System, the first FDA-approved interspinous process device for treating lumbar spinal stenosis. Kyphon’s ability to offer such additional minimally invasive diagnostic and therapeutic tools to its customers is a natural next-step in broadening our product offerings in the treatment of degenerative disc disease.

Transactions Expected to Expand Vertebral Augmentation Product Suite

Disc-O-Tech’s product portfolio for the treatment of VCFs includes the Confidence Cement System which complements Kyphon’s existing KyphX® family of products for performing balloon kyphoplasty. The Confidence System incorporates a delivery mechanism that is designed to provide controlled injection of putty-like cement, reduce clinician radiation exposure and streamline cement preparation.

Subject to antitrust clearance in the U.S., the Confidence System along with the SKy Bone Expander System promise to extend Kyphon’s ability to address a $3 billion market opportunity comprised of approximately one million diagnosed fractures that occur each year in the United States, Europe and Japan by offering customers an increased variety of treatment options depending on a patient’s individual needs and a clinician’s goals in treating his or her patients.

Leverages Direct Global Sales Organization and Established Physician Base

Kyphon to date has trained approximately 10,000 spine specialists worldwide to use its KyphX® product for performing balloon kyphoplasty, including 5,800 spine specialists at

1,755 hospitals in the U.S. These established relationships are expected to provide significant opportunities for the expanded distribution of Disc-O-Tech’s portfolio of products as well as further leverage the company’s direct spine sales force, which numbers over 400 worldwide and is believed to be the largest direct minimally invasive spine sales force in the industry.

Conference Call and Webcast

Kyphon management will host a conference call to discuss its agreement with Disc-O-Tech Medical Technologies, Ltd. on Thursday, December 21, 2006 at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time). Interested parties may access the call by dialing 1-800-811-8824 (U.S.) or 1-913-981-4903 (International).

A live webcast of the call will also be available from the Investor Relations section of the company’s corporate Web site at www.kyphon.com. The call will be archived on this site for a minimum of two months.

An audio replay of the call will also be available beginning from 9:30 a.m. Pacific Time on Thursday, December 21, 2006, until 12:00 p.m. Pacific Time on January 11, 2007. To access the replay, dial 1-888-203-1112 (U.S.) or 1-719-457-0820 (International) and enter access code 2547651.

About Kyphon Inc.

Kyphon develops and markets medical devices designed to restore spinal function and diagnose low back pain using minimally invasive technologies. The company’s products are used in balloon kyphoplasty for the treatment of spinal fractures caused by osteoporosis or cancer, and in the Functional Anaesthetic Discography procedure for diagnosing the source of low back pain. More information about the company and its products can be found at www.kyphon.com and its patient education Web site, www.spinalfracture.com.

Discyphor and Functional Anaesthetic Discography are trademarks, and Kyphon and KyphX are registered trademarks, of Kyphon Inc. Disc-O-Tech, B-Twin, Confidence and SKy are trademarks of Disc-O-Tech Medical Technologies, Ltd. X STOP, IPD, and ST. FRANCIS MEDICAL TECHNOLOGIES are registered trademarks of St. Francis Medical Technologies, Inc.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, those that use words such as “believes,” “expects,” “anticipates,” “targets,” “intends,” “plans,” “projects,” and words of similar effect, and specifically include the company’s future financial projections and anticipated business direction and performance. Forward-looking statements are based on management’s current preliminary expectations without taking into account any possible impact from any other future business development transaction and are subject to risks, uncertainties and assumptions, which may cause the company’s actual results to differ materially from the statements contained herein. Material factors that may cause results to differ from the statements made include delays in obtaining regulatory approvals for either or both transactions; delays in completing the transactions, and the risk that either or both of the transactions may be subject to material conditions in order to obtain regulatory approval, or may not be completed at all; failure to achieve the revenues, cost savings, growth prospects and any or other synergies expected from the proposed transactions; the combined company may require additional capital and may not be able to raise sufficient capital, on favorable terms or at all; and delays and challenges associated with integrating the companies, including employees and operations, after the transactions are completed. Other information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the company’s periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Operating Results,” which can be found in Kyphon’s annual report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 3, 2006 and in Kyphon’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 9, 2006. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof.

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